Exhibit 99.1

Contacts:
	Semitool, Inc. Larry Viano, Chief Financial Officer 406.752.2107 lviano@semitool.com	Pfeiffer High Investor Relations, Inc. Geoff High 303.393.7044 www.pfeifferhigh.com

Semitool Announces Fiscal 2007 Fourth Quarter and Full Year Results

KALISPELL, MT – Nov. 9, 2007 – Semitool, Inc. (NASDAQ: SMTL), a leading manufacturer of wafer processing equipment for the semiconductor industry, today reported financial results for its fourth quarter and full fiscal year ended September 30, 2007.

Revenue in the fourth fiscal quarter was $47.2 million versus $65.0 million in the same quarter a year ago. Gross margin was 43 percent compared with 48 percent in the comparable year-ago quarter. The decline in gross margin is attributable to a previously announced inventory write off of $3.0 million. The company reported a net loss of $1.5 million, or $0.05 per share, versus net income of $3.9 million, or $0.12 per share, in the fourth quarter last year.

Semitool reported continued sequential growth in equipment bookings, which were $60.2 million, up 19 percent versus third quarter bookings of $50.6 million, and an increase of 59 percent from second quarter bookings of $37.8 million. Deferred revenue at the end of the fourth quarter was $15.4 million and shipping backlog was $58.9 million, combining for a total revenue backlog of $74.3 million. Total shipments in the fourth quarter were $52.1 million.

Larry Murphy, president and chief operating officer, said, “Our bookings performance during the fourth quarter reflects our successful efforts to penetrate several major device manufacturers. These customers have incorporated our Raider platform into their next generation processes of record, and we are now starting to see a surge of follow-on orders as these processes are transitioned into production.”

“Our focus on the Asian memory market resulted in the addition of two new front-end-of-line (FEOL) cleaning customers during the quarter,” Murphy added. “There are now four memory fabs utilizing Semitool’s Raider platform for FEOL production processes. As these and other customers maintain their push toward the production of smaller, more complex devices, we are optimistic about the opportunities for increased follow-on order volume.”

Murphy said activity within several other end markets also has been encouraging. “We have received our first order for a tool to be used for porous silicon formation by a manufacturer of solar devices. With this initial entry into the solar market, we are discovering the significant cost and efficiency benefits that our technologies could bring to solar cell production. We are optimistic that this market could represent a major long-term growth opportunity for Semitool.”

Ray Thompson, chairman and CEO, said, “As our Raider platform gains additional market share, we continue to enhance its performance capabilities. Our next generation Raider will launch in January, and will be capable of processing more than 350 wafers per hour. I am encouraged by the momentum we have carried into the first quarter and optimistic about our prospects for growth during 2008 and beyond.”

Full year results
For the fiscal year, revenue was $215.2 million versus $243.2 million in fiscal 2006. Inclusive of the $3.0 million inventory write off, full-year net income was $5.2 million, or $0.16 per share, versus full-year 2006 net income of $9.8 million, or $0.31 per share.

At September 30, 2007, Semitool had cash and cash equivalents of $16.1 million versus $17.3 million at the end of fiscal 2006. Total shareholders’ equity grew to $168.9 million from $161.0 million at September 30, 2006.

Guidance
Management expects to report revenue for the first quarter of fiscal 2008 in the range of $48 million to $50 million. First quarter earnings per share are expected to range from $0.00 to $0.02. Shipments for the quarter are expected to range from $49 million to $51 million. Full year revenue for fiscal 2008 is expected to range from $230 million to $250 million.

Conference Call Information
Semitool will host an investor conference call today at 5:00 p.m. Eastern. The call can be accessed by dialing 888-679-8037 (617-213-4849 for international callers) and entering the passcode 19906476. A simultaneous webcast will be available via the Internet at www.semitool.com. Webcast participants should access the website at least 10 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days. An audio replay will be available from 7 p.m. Eastern on November 9, 2007, until 11:59 p.m. Eastern on November 13, 2007, and can be accessed by calling 888-286-8010 (617-801-6888 for international callers) and entering the passcode 99595273.

About Semitool, Inc.
Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company’s primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company’s equipment is used in semiconductor fabrication front-end and back-end processes, including wafer-level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company’s stock trades on Nasdaq under the symbol SMTL. For more information, please visit the company’s website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.

Safe Harbor Statement
The matters discussed in this news release include forward-looking statements, including statements related to (i) a surge in follow-on orders we are starting to see from major device manufacturers, including memory customers in Asia, (ii) the potential for the solar market to be a long-term growth opportunity for the Company, (iii) the anticipated January launch of our next generation Raider and its ability to process more than 350 wafers per hour, (iv) prospects for growth during 2008 and beyond and (v) financial guidance for the first quarter and fiscal year 2008. Also, bookings, deferred revenue, revenue backlog and product shipments are not necessarily an indication of revenue in any future period. These forward-looking statements are based on management’s assumptions, estimates and projections as of the date hereof and are subject to risks and uncertainties that are discussed in our filings with the U.S. Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the fiscal year ended September 30, 2006 and subsequent filings with the SEC. Follow-on orders, growth opportunities in the solar market, launching new products and the performance of the those products can be adversely affected by a number of factors, including customers’ ultimate preference for our tools and the tools’ performance, the ability to penetrate a new market, the ability to timely introduce a new product and technological challenges related to its performance, as well as the general factors affecting our industry. In addition, many factors can adversely affect forecasted financial performance, including cancellations and push-outs, customers’ on-site acceptance of our products, unanticipated costs, as well as a number of other risk factors described in our Form 10-K. Our business in general is subject to risks that can cause actual results to differ materially from those anticipated in our forward-looking statements, including, without limitation, demand being adversely affected by the cyclicality in the semiconductor industry, delays in acceptance and payment for shipped tools, the company’s ability to timely deliver and support its products, technological changes that affect our ability to compete, the risks associated with competing on a global basis and possible volatility in key markets. We assume no obligation to update forward-looking statements that become untrue because of subsequent events.

(Financial tables follow)

SEMITOOL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Amounts)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2007	2006	2007	2006
Net sales	$47,175	$65,010	$215,220	$243,218
Cost of sales	26,939	34,048	113,729	130,299

Gross profit	20,236	30,962	101,491	112,919

Operating expenses:
Selling, general and administrative	17,369	19,556	71,749	73,624
Research and development	6,815	6,277	27,080	24,525
Downsizing costs	--	--	677	--
Gain on sale of building	--	--	(648)	--

Total operating expenses	24,184	25,833	98,858	98,149

Income (loss) from operations	(3,948)	5,129	2,633	14,770
Other income (expense), net	817	193	706	(117)

Income (loss) before income tax	(3,131)	5,322	3,339	14,653
Income tax provision (benefit)	(1,644)	1,458	(1,892)	4,817

Net income (loss)	$(1,487)	$3,864	$5,231	$9,836

Earnings (loss) per share:
Basic	$(0.05)	$0.12	$0.16	$0.32

Diluted	$(0.05)	$0.12	$0.16	$0.31

Weighted average common shares:
Basic	32,089	31,915	32,034	31,174
Diluted	32,089	32,224	32,450	31,518

SEMITOOL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Amounts in Thousands)

	September 30, 2007	September 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$16,090	$17,347
Trade receivables, net	56,999	56,593
Inventories	78,017	90,159
Prepaid expenses and other current assets	16,875	14,314

Total current assets	167,981	178,413
Property, plant and equipment, net	49,148	44,610
Other assets, net	9,200	9,373

Total assets	$226,329	$232,396

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$12,958	$22,882
Other current liabilities	31,654	40,668

Total current liabilities	44,612	63,550
Long-term liabilities	12,864	7,822

Total liabilities	57,476	71,372

Shareholders' equity:
Common stock	83,215	80,738
Retained earnings	86,130	80,899
Accumulated other comprehensive loss	(492)	(613)

Total shareholders' equity	168,853	161,024

Total liabilities and shareholders' equity	$226,329	$232,396